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Exhibit 5.1

OPINION OF FRASER MILNER CASGRAIN LLP

October 26, 2007

Biomira Inc.
2011 - 94 Street
Edmonton, Alberta, Canada T6N 1H1

  Re:
  Registration Statement on Form S-8

Ladies and Gentlemen:

        We have examined the registration statement on Form S-8 (the "Registration Statement") to be filed by Biomira Inc., a corporation incorporated under the Canada Business Corporations Act (the "Company"), with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of an aggregate of 11,691,533 common shares of the Company, no par value per share (the "Shares"), reserved for issuance under the Share Option Plan of the Company, as amended (the "Plan"). As your Canadian legal counsel, we have reviewed the actions proposed to be taken by you in connection with the issuance and sale of the Shares to be issued under the Plan.

        We have examined the Registration Statement and the Plan. We also have examined the originals, or duplicate, certified, conformed, telecopied or photostatic copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have considered necessary or relevant for the purposes of this opinion. With respect to the accuracy of factual matters material to this opinion, we have relied upon certificates or comparable documents and representations of public officials and of officers and representatives of the Company.

        In giving this opinion, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as duplicates, certified, conformed, telecopied or photostatic copies and the authenticity of the originals of such latter documents.

        Based and relying upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that when and if issued and paid for in accordance with the terms of the Plan and the applicable stock option agreements entered into pursuant to the Plan, the Shares will be validly issued, fully paid and non-assessable.

        This opinion is based upon and limited to the laws of the Province of Alberta and the laws of Canada applicable therein.

        We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto. In giving such consent, we do not consider that we are "experts" within the meaning of such term as used in the Securities Act, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

        This opinion is addressed to you for your benefit solely in connection with the above-described transaction. This opinion may not be relied upon for any other purpose, or quoted from or referred to in any document other than the Registration Statement, or used for any other purpose, without our prior written consent. This opinion is given as of the date hereof and we disclaim any obligation or undertaking to advise of any change in law or fact affecting or bearing upon this opinion occurring after the date hereof which may come or be brought to our attention.

Very truly yours,
FRASER MILNER CASGRAIN LLP
/s/ FRASER MILNER CASGRAIN

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  Exhibit 5.1
OPINION OF FRASER MILNER CASGRAIN LLP